Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Fourth Quarter and Full Year 2015 Results

Fourth Quarter Key Metrics and Highlights

•	Total revenue was $3.3 billion with organic revenue growth of 5%

•	Operating margin increased 260 basis points to 21.8%, and operating margin, adjusted for certain items, increased 110 basis points to 24.1%

•	EPS increased 34% to $2.09, and EPS, adjusted for certain items, increased 20% to $2.27

•	Repurchased 4.2 million Class A Ordinary Shares for approximately $400 million

Full Year Key Metrics and Highlights

•	Total revenue was $11.7 billion with organic revenue growth of 3%

•	Operating margin decreased 50 basis points to 15.8%, and operating margin, adjusted for certain items, increased 50 basis points to 20.0%

•	EPS increased 5% to $4.88, and EPS, adjusted for certain items, increased 8% to $6.18

•	Cash flow from operations increased 11% to a record $2.0 billion, and free cash flow increased 10% to a record $1.7 billion

•	Repurchased 16 million Class A Ordinary Shares for approximately $1.6 billion

LONDON - February 5, 2016 - Aon plc (NYSE: AON) today reported results for the three and twelve months ended December 31, 2015.

Net income attributable to Aon shareholders in the fourth quarter of 2015 was $584 million, or $2.09 per share, compared to $459 million, or $1.56 per share, for the prior year quarter. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 20% to $2.27, compared to $1.89 in the prior year quarter, including a $0.10 per share unfavorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates ("foreign currency translation"). Certain items that impacted fourth quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

“Overall, our results reflect a strong performance for both the fourth quarter and the full year 2015. In a year of substantial volatility driven by macroeconomic factors and industry headwinds, we continued to invest heavily in client-serving capabilities across our industry-leading platform,” said Greg Case, President and Chief Executive Officer. “These investments, combined with the leadership of our colleagues around the globe, contributed to our strongest quarterly rate of organic growth in Risk Solutions since 2007, record operating margins in both segments, record free cash flow of $1.7 billion, and the return of $1.9 billion of capital to shareholders.”

FOURTH QUARTER FINANCIAL SUMMARY

Total revenue in the fourth quarter was flat at $3.3 billion compared to the prior year quarter driven primarily by 5% organic revenue growth, offset by a 5% unfavorable impact from foreign currency translation.

Total operating expenses for the fourth quarter decreased 3% to $2.6 billion compared to the prior year quarter due primarily to a $130 million favorable impact from foreign currency translation, a $35 million reduction in expense related to legacy litigation incurred in the prior year quarter, and a $12 million decrease in intangible asset amortization, partially offset by an increase in expense associated with 5% organic revenue growth and $12 million of transaction and portfolio repositioning related costs.

Depreciation expense increased 2%, or $1 million, in the fourth quarter to $60 million compared to the prior year quarter.

Intangible asset amortization expense decreased 13%, or $12 million, in the fourth quarter to $77 million compared to the prior year quarter, consisting of a $9 million decrease in HR Solutions and a $3 million decrease in Risk Solutions.

Foreign currency exchange rates in the fourth quarter had a $0.10 per share, or $33 million, pretax unfavorable impact (-$27 million in Risk Solutions, -$6 million in HR Solutions) on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate used in the U.S. GAAP financial statements for the fourth quarter was 15.8%, compared to the prior year quarter of 19.6%. After adjusting the underlying annual tax rate to exclude the impact associated with expenses for legacy litigation incurred in the second quarter, the adjusted effective tax rate for the fourth quarter of 2015 declined to 17.9% compared to 19.6% in the prior year quarter, due primarily to certain favorable discrete items. This adjustment is discussed in the "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share" on page 13 of this press release.

Average diluted shares outstanding decreased 5% to 279.3 million in the fourth quarter compared to 293.4 million in the prior year quarter. The Company repurchased 4.2 million Class A Ordinary Shares for approximately $400 million in the fourth quarter. As of December 31, 2015, the Company had $4.1 billion of remaining authorization under its share repurchase program.

Cash flow from operations for 2015, after giving effect to a reclassification described more fully on page 7 of this press release, increased 11%, or $197 million, to a record $2.0 billion driven by declines in pension contributions, restructuring related payments, and cash paid for taxes, as well as working capital improvements, partially offset by $137 million in cash paid to settle legacy litigation and strong organic growth in the fourth quarter.

Free cash flow, defined as cash flow from operations less capital expenditures, after giving effect to a reclassification described more fully on page 7 of this press release, increased 10%, or $163 million, to a record $1.7 billion for 2015. Free cash flow was driven by an increase in cash flow from operations, partially offset by a $34 million increase in capital expenditures primarily for certain completed investments to optimize our global real estate portfolio. A reconciliation of free cash flow to cash flow from operations can be found on the

“Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 12 of this press release.

FOURTH QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the fourth quarters of 2015 and 2014. The fourth quarter segment information provided below includes supplemental information related to organic revenue, adjusted operating income and adjusted operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 12 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions, Fees and Other	December 31, 2015	December 31, 2014	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Retail	$1,681	$1,715	(2)%	(7)%	(1)%	6%
Reinsurance	323	334	(3)	(5)	—	2
Subtotal	$2,004	$2,049	(2)%	(6)%	(1)%	5%
Investment Income	5	7	(29)
Total Revenue	$2,009	$2,056	(2)%

Risk Solutions total revenue for the fourth quarter decreased 2% compared to the prior year quarter driven by a 6% unfavorable impact from foreign currency translation, and a 1% decrease in commissions and fees resulting from acquisitions, net of divestitures, partially offset by 5% organic growth in commissions and fees.

Retail organic revenue for the fourth quarter increased 6% reflecting revenue growth in both the Americas and International businesses. Americas organic revenue increased 6% reflecting strong growth across all regions and product lines, including record new business generation in US Retail and double-digit growth in Latin America. International organic revenue increased 6% driven by strong growth across Asia and the Pacific and effective management of the renewal book portfolio in continental Europe.

Reinsurance organic revenue for the fourth quarter increased 2% compared to the prior year quarter driven by growth in treaty placements globally and record net new business, partially offset by a decline in capital markets transactions and advisory business and facultative placements, as well as a modest unfavorable market impact in the Americas.

	Three Months Ended
(millions)	December 31, 2015	December 31, 2014	% Change
Revenue	$2,009	$2,056	(2)%
Expenses
Compensation and benefits	1,130	1,131	—
Other general expenses	388	482	(20)
Total operating expenses	1,518	1,613	(6)
Operating income	$491	$443	11%
Operating margin	24.4%	21.5%
Operating income - adjusted	$517	$507	2%
Operating margin - adjusted	25.7%	24.7%

Compensation and benefits for the fourth quarter decreased $1 million compared to the prior year quarter due primarily to a $69 million favorable impact from foreign currency translation and expense discipline, partially offset by an increase in expense associated with 5% organic revenue growth.

Other general expenses for the fourth quarter decreased 20%, or $94 million, compared to the prior year quarter due primarily to a $38 million favorable impact from foreign currency translation, a $35 million reduction in expense related to legacy litigation incurred in the prior year quarter, and expense discipline.

Fourth quarter operating income increased 11% to $491 million compared to the prior year quarter. Adjusting for certain items detailed on page 13 of this press release, operating income increased 2%, or $10 million, including a $27 million unfavorable impact from foreign currency translation, and operating margin increased 100 basis points to 25.7%, each compared to the prior year quarter. The increase in adjusted operating margin was driven primarily by strong organic revenue growth of 5%, return on investments in data and analytics across the portfolio, and a 30 basis point favorable impact from foreign currency translation.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions, Fees and Other	December 31, 2015	December 31, 2014	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Consulting Services	$464	$455	2%	(4)%	2%	4%
Outsourcing	839	819	2	(1)	(1)	4
Intersegment	(13)	(14)	N/A	N/A	N/A	N/A
Subtotal	$1,290	$1,260	2%	(2)%	—%	4%
Investment Income	—	—	—%
Total Revenue	$1,290	$1,260	2%

HR Solutions total revenue for the fourth quarter increased 2% to $1.3 billion compared to the prior year quarter driven by 4% organic growth in commissions and fees, partially offset by a 2% unfavorable impact from foreign currency translation.

Organic revenue in Consulting Services increased 4% due primarily to solid growth in compensation consulting and continued growth in retirement solutions, particularly for investment consulting. Organic revenue in Outsourcing increased 4% compared to the prior year quarter due primarily to solid growth in benefits administration for project-related work, new client wins in HR BPO for cloud-based solutions, and higher enrollments in health care exchanges.

	Three Months Ended
(millions)	December 31, 2015	December 31, 2014	% Change
Revenue	$1,290	$1,260	2%
Expenses
Compensation and benefits	687	690	—
Other general expenses	316	334	(5)
Total operating expenses	1,003	1,024	(2)
Operating income	$287	$236	22%
Operating margin	22.2%	18.7%
Operating income - adjusted	$338	$296	14%
Operating margin - adjusted	26.2%	23.5%

Compensation and benefits for the fourth quarter decreased $3 million compared to the prior year quarter due primarily to a $16 million favorable impact from currency translation and expense discipline, partially offset by an increase in expense associated with 4% organic revenue growth and $10 million of transaction and portfolio repositioning related costs.

Other general expenses for the fourth quarter decreased 5%, or $18 million, compared to the prior year quarter due primarily to a $6 million favorable impact from foreign currency translation, a $9 million decrease in intangible asset amortization, and expense discipline, partially offset by $2 million of transaction and portfolio repositioning related costs.

Fourth quarter operating income increased 22% to $287 million compared to the prior year quarter. Adjusting for certain items detailed on page 13 of this press release, operating income increased 14%, or $42 million, including a $6 million unfavorable impact from foreign currency translation, and operating margin increased 270 basis points to 26.2%, each compared to the prior year quarter. The increase in adjusted operating margin was driven by solid organic revenue growth of 4% and return on investments, partially offset by $12 million, or -90 basis points, of transaction and portfolio repositioning related costs in the quarter primarily associated with the sale of a business in the quarter.

INCOME BEFORE INCOME TAXES

	Three Months Ended
(millions)	December 31, 2015	December 31, 2014	% Change
Risk Solutions	$491	$443	11%
HR Solutions	287	236	22
Unallocated expense	(61)	(44)	39
Operating income	$717	$635	13%
Interest income	4	3	33
Interest expense	(68)	(67)	1
Other income	49	10	390
Income before income taxes	$702	$581	21%

Unallocated expense for the fourth quarter increased $17 million to $61 million compared to the prior year quarter primarily due to the timing of certain employee incentive and employee benefit related expenses, as well as certain investments in shared services. Interest income increased $1 million to $4 million compared to the prior year quarter. Interest expense increased $1 million to $68 million compared to the prior year quarter due primarily to an increase in total debt outstanding. Other income of $49 million primarily includes net gains on the sale of certain businesses, partially offset by net losses due to the unfavorable impact of exchange rates on the remeasurement of monetary assets and liabilities in non-functional currencies. The prior year quarter primarily includes net gains due to the favorable impact of exchange rates on the remeasurement of monetary assets and liabilities in non-functional currencies and gains on certain long term investments.

2015 FULL YEAR SUMMARY

Total revenue for 2015 decreased 3% to $11.7 billion due to a 6% unfavorable impact from foreign currency translation, partially offset by 3% organic growth in commissions and fees. Risk Solutions total revenue decreased 5% to $7.4 billion and HR Solutions total revenue increased 1% to $4.3 billion.

Net income attributable to Aon shareholders for 2015 decreased 1% to $1.4 billion compared to the prior year. Net income attributable to Aon shareholders, adjusted for certain items, increased 2% to $1.8 billion. Certain items that impacted full year results and comparisons against the prior year are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

Net income per share attributable to Aon shareholders for 2015 increased 5% to $4.88 per share compared to $4.66 per share for the prior year. Net income attributable to Aon shareholders, adjusted for certain items, increased 8% to $6.18 per share compared to $5.71 per share for the prior year, including a $0.41 per share unfavorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates. Certain items that impacted full year results and comparisons against the prior year are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 13 of this press release.

During 2015, the Company repurchased approximately 16 million Class A Ordinary Shares for $1.6 billion at an average price of $97.04 per share.

Reclassification - Employee Shares Withheld for Taxes
During the quarter ended December 31, 2015, the Company reclassified certain cash flows related to employee shares withheld for taxes. This resulted in reclassifying $227 million and $170 million for the years ended December 31, 2015 and 2014, respectively, from "Accounts payable and accrued liabilities" and "Other assets and liabilities" within Cash Flows From Operating Activities, to "Issuance of shares for employee benefit plans" within Cash Flows From Financing Activities. The amounts reclassified from "Accounts payable and accrued liabilities" and "Other assets and liabilities" were $85 million and $85 million in 2014, respectively. This reclassification had no impact on total cash flows generated or used by the Company for fiscal year 2015 or 2014.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, February 5, 2016 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) is a leading global provider of risk management, insurance brokerage and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more  than 72,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via  innovative risk and people solutions. For further information on our capabilities and to learn how we empower results for clients, please visit: http://aon.mediaroom.com.
Safe Harbor Statement
This communication contain certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as "anticipate," "believe," "estimate," "expect," "forecast," "project," "intend," "plan," "probably," "potential," "looking forward" and other similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would." You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; expected effective tax rate; future actions by regulators; and the impact of changes in accounting rules. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic and political conditions in different countries in which Aon does business around the world; changes in the competitive environment; fluctuations in exchange and interest rates that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility; rating agency actions that could affect Aon's ability to borrow funds; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect or natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services;  the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; and Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance.  The factors identified above are not exhaustive.  Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently.  Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon's financial results, is contained in Aon's filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports.  Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin, adjusted earnings per share, and adjusted effective tax rate that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year's revenue, expense or net income at this year's foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for legacy litigation. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	Donna Mirandola
Senior Vice President, Investor Relations	Senior Director, External Communications - Americas
+44 (0) 20 7086 0100	+1 312-381-1532

Aon plc
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Twelve Months Ended
(millions, except per share data)	December 31, 2015	December 31, 2014	Percent Change	December 31, 2015	December 31, 2014	Percent Change
Revenue
Commissions, fees and other	$3,283	$3,292	—%	$11,661	$12,019	(3)%
Fiduciary investment income	5	7	(29)	21	26	(19)
Total revenue	3,288	3,299	—	11,682	12,045	(3)
Expenses
Compensation and benefits	1,857	1,848	—	6,837	7,014	(3)
Other general expenses	714	816	(13)	2,997	3,065	(2)
Total operating expenses	2,571	2,664	(3)	9,834	10,079	(2)
Operating income	717	635	13	1,848	1,966	(6)
Interest income	4	3	33	14	10	40
Interest expense	(68)	(67)	1	(273)	(255)	7
Other income	49	10	390	100	44	127
Income before income taxes	702	581	21	1,689	1,765	(4)
Income taxes	112	114	(2)	267	334	(20)
Net income	590	467	26	1,422	1,431	(1)
Less: Net income attributable to noncontrolling interests	6	8	(25)	37	34	9
Net income attributable to Aon shareholders	$584	$459	27%	$1,385	$1,397	(1)%

Basic net income per share attributable to Aon shareholders	$2.12	$1.60	33%	$4.93	$4.73	4%
Diluted net income per share attributable to Aon shareholders	$2.09	$1.56	34	$4.88	$4.66	5
Weighted average ordinary shares outstanding - diluted	279.3	293.4	(5)%	283.8	299.6	(5)%

(1)   The effective tax rate is 15.8% and 19.6% for the three months ended December 31, 2015 and 2014, respectively, and 15.8% and 18.9% for the twelve months ended December 31, 2015 and 2014, respectively.

Aon plc
Revenue (Unaudited)

	Three Months Ended				Twelve Months Ended
(millions)	Dec 31, 2015	Dec 31, 2014	Percent Change	Organic Revenue Growth (1)	Dec 31, 2015	Dec 31, 2014	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$2,004	$2,049	(2)%	5%	$7,405	$7,808	(5)%	3%
HR Solutions	1,290	1,260	2	4	4,303	4,264	1	4
Total Operating Segments	$3,294	$3,309	—%	5%	$11,708	$12,072	(3)%	3%
Fiduciary Investment Income
Risk Solutions	$5	$7	(29)%		$21	$26	(19)%
HR Solutions	—	—	—		—	—	—
Total Operating Segments	$5	$7	(29)%		$21	$26	(19)%
Total Revenue
Risk Solutions	$2,009	$2,056	(2)%		$7,426	$7,834	(5)%
HR Solutions	1,290	1,260	2		4,303	4,264	1
Intersegment	(11)	(17)	(35)		(47)	(53)	(11)
Total	$3,288	$3,299	—%		$11,682	$12,045	(3)%

(1)        Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 12 of this release.

Aon plc
Segments (Unaudited)

Risk Solutions

	Three Months Ended			Twelve Months Ended
(millions)	Dec 31, 2015	Dec 31, 2014	Percent Change	Dec 31, 2015	Dec 31, 2014	Percent Change
Revenue
Commissions, fees and other	$2,004	$2,049	(2)%	$7,405	$7,808	(5)%
Fiduciary investment income	5	7	(29)	21	26	(19)
Total revenue	2,009	2,056	(2)	7,426	7,834	(5)
Expenses
Compensation and benefits	1,130	1,131	—	4,180	4,396	(5)
Other general expenses	388	482	(20)	1,740	1,790	(3)
Total operating expenses	1,518	1,613	(6)	5,920	6,186	(4)
Operating income	$491	$443	11%	$1,506	$1,648	(9)%

Operating margin	24.4%	21.5%		20.3%	21.0%

HR Solutions

	Three Months Ended			Twelve Months Ended
(millions)	Dec 31, 2015	Dec 31, 2014	Percent Change	Dec 31, 2015	Dec 31, 2014	Percent Change
Revenue
Commissions, fees and other	$1,290	$1,260	2%	$4,303	$4,264	1%
Fiduciary investment income	—	—	N/A	—	—	N/A
Total revenue	1,290	1,260	2	4,303	4,264	1
Expenses
Compensation and benefits	687	690	—	2,547	2,518	1
Other general expenses	316	334	(5)	1,220	1,261	(3)
Total operating expenses	1,003	1,024	(2)	3,767	3,779	—
Operating income	$287	$236	22%	$536	$485	11%

Operating margin	22.2%	18.7%		12.5%	11.4%

Total Operating Income (Loss)

	Three Months Ended			Twelve Months Ended
(millions)	Dec 31, 2015	Dec 31, 2014	Percent Change	Dec 31, 2015	Dec 31, 2014	Percent Change
Risk Solutions	$491	$443	11%	$1,506	$1,648	(9)%
HR Solutions	287	236	22	536	485	11
Unallocated expense	(61)	(44)	39	(194)	(167)	16
Total operating income	$717	$635	13%	$1,848	$1,966	(6)%

Total operating margin	21.8%	19.2%		15.8%	16.3%

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	December 31, 2015	December 31, 2014	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$965	$959	1%	(4)%	(1)%	6%
International	716	756	(5)	(10)	(1)	6
Total Retail brokerage	1,681	1,715	(2)	(7)	(1)	6
Reinsurance brokerage	323	334	(3)	(5)	—	2
Total Risk Solutions	2,004	2,049	(2)	(6)	(1)	5
HR Solutions Segment:
Consulting services	464	455	2	(4)	2	4
Outsourcing	839	819	2	(1)	(1)	4
Intrasegment	(13)	(14)	N/A	N/A	N/A	N/A
Total HR Solutions	1,290	1,260	2	(2)	—	4
Total Operating Segments	$3,294	$3,309	—%	(5)%	—%	5%

	Twelve Months Ended
(millions)	December 31, 2015	December 31, 2014	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$3,294	$3,288	—%	(4)%	—%	4%
International	2,750	3,046	(10)	(12)	(1)	3
Total Retail brokerage	6,044	6,334	(5)	(8)	(1)	4
Reinsurance brokerage	1,361	1,474	(8)	(6)	(1)	(1)
Total Risk Solutions	7,405	7,808	(5)	(8)	—	3
HR Solutions Segment:
Consulting services	1,686	1,700	(1)	(5)	1	3
Outsourcing	2,658	2,607	2	(1)	(1)	4
Intrasegment	(41)	(43)	N/A	N/A	N/A	N/A
Total HR Solutions	4,303	4,264	1	(3)	—	4
Total Operating Segments	$11,708	$12,072	(3)%	(6)%	—%	3%

Free Cash Flow (Unaudited)

	Twelve Months Ended
(millions)	December 31, 2015	December 31, 2014	Percent Change
Cash Provided By Operating Activities	$2,009	$1,812	11%
Less: Capital Expenditures	(290)	(256)	13
Free Cash Flow (3)	$1,719	$1,556	10%

(1)   Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.
(2)   Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.
(3)   Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended December 31, 2015				Twelve Months Ended December 31, 2015
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$2,009	$1,290	$(11)	$3,288	$7,426	$4,303	$(47)	$11,682

Operating income (loss) - as reported	$491	$287	$(61)	$717	$1,506	$536	$(194)	$1,848
Intangible asset amortization	26	51	—	77	109	205	—	314
Legacy Litigation	—	—	—	—	137	39	—	176
Operating income (loss) - as adjusted	$517	$338	$(61)	$794	$1,752	$780	$(194)	$2,338

Operating margins - as adjusted	25.7%	26.2%	N/A	24.1%	23.6%	18.1%	N/A	20.0%

	Three Months Ended December 31, 2014				Twelve Months Ended December 31, 2014
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$2,056	$1,260	$(17)	$3,299	$7,834	$4,264	$(53)	$12,045

Operating income (loss) - as reported	$443	$236	$(44)	$635	$1,648	$485	$(167)	$1,966
Intangible asset amortization	29	60	—	89	109	243	—	352
Legacy Litigation	35	—	—	35	35	—	—	35
Operating income (loss) - as adjusted	$507	$296	$(44)	$759	$1,792	$728	$(167)	$2,353

Operating margins - as adjusted	24.7%	23.5%	N/A	23.0%	22.9%	17.1%	N/A	19.5%

	Three Months Ended December 31,		Twelve Months Ended December 31,
(millions except per share data)	2015	2014	2015	2014
Operating income - as adjusted	$794	$759	$2,338	$2,353
Interest income	4	3	14	10
Interest expense	(68)	(67)	(273)	(255)
Other income	49	10	100	44

Income before income taxes - as adjusted	779	705	2,179	2,152
Income taxes (2)	140	139	389	407
Net income - as adjusted	639	566	1,790	1,745
Less: Net income attributable to noncontrolling interests	6	8	37	34
Net income attributable to Aon shareholders - as adjusted	$633	$558	$1,753	$1,711

Diluted earnings per share - as adjusted	$2.27	$1.89	$6.18	$5.71

Weighted average ordinary shares outstanding - diluted	279.3	293.4	283.8	299.6

(1)	Certain noteworthy items impacting operating income in 2015 and 2014 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.

(2)
The effective tax rate used in the U.S. GAAP financial statements were 15.8% and 19.6% for the three months ended December 31, 2015 and 2014, respectively, and 15.8% and 18.9% for the twelve months ended December 31, 2015 and 2014, respectively. Reconciling items are generally taxed at the effective tax rate. However, after adjusting the underlying annual tax rate to exclude the impact associated with expenses for legacy litigation in the second quarter, the adjusted effective tax rates for both the fourth quarter and twelve months of 2015 was 17.9%.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	December 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$384	$374
Short-term investments	356	394
Receivables, net	2,734	2,815
Fiduciary assets (1)	9,932	11,638
Other current assets	566	602
Total Current Assets	13,972	15,823
Goodwill	8,448	8,860
Intangible assets, net	2,180	2,520
Fixed assets, net	765	765
Non-current deferred tax assets	141	144
Other non-current assets	1,658	1,660
Total Assets	$27,164	$29,772

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$9,932	$11,638
Short-term debt and current portion of long-term debt	562	783
Accounts payable and accrued liabilities	1,772	1,805
Other current liabilities	852	788
Total Current Liabilities	13,118	15,014
Long-term debt	5,175	4,799
Non-current deferred tax liabilities	144	313
Pension, other post-retirement and other post-employment liabilities	1,795	2,141
Other non-current liabilities	769	874
Total Liabilities	21,001	23,141

EQUITY
Shareholders' Equity
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	5,409	5,097
Retained earnings	4,117	4,605
Accumulated other comprehensive loss	(3,423)	(3,134)
Total Aon Shareholders' Equity	6,106	6,571
Noncontrolling interests	57	60
Total Equity	6,163	6,631
Total Liabilities and Equity	$27,164	$29,772

 (1)     Includes short-term investments:  2015 - $3,394 million, 2014 - $3,984 million

Aon plc
Consolidated Statements of Cash Flows (Unaudited)

(millions)	Years ended December 31	2015	2014
		(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income		$1,422	$1,431
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses and investments, net		(81)	(44)
Depreciation of fixed assets		229	242
Amortization of intangible assets		314	352
Share-based compensation expense		340	328
Deferred income taxes		(256)	(135)
Change in assets and liabilities:
Fiduciary receivables		599	(19)
Short-term investments — funds held on behalf of clients		350	(403)
Fiduciary liabilities		(949)	422
Receivables, net		(83)	(25)
Accounts payable and accrued liabilities		87	4
Restructuring reserves		(31)	(83)
Current income taxes		148	42
Pension, other post-retirement and other post-employment liabilities		(230)	(340)
Other assets and liabilities		150	40
CASH PROVIDED BY OPERATING ACTIVITIES		2,009	1,812

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments and proceeds from derivative contracts		220	52
Purchases of long-term investments and payments for derivative contracts		(266)	(20)
Net sales (purchases) of short-term investments — non-fiduciary		9	110
Acquisition of businesses, net of cash acquired		(16)	(479)
Proceeds from sale of businesses		205	48
Capital expenditures		(290)	(256)
CASH USED FOR INVESTING ACTIVITIES		(138)	(545)

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase		(1,550)	(2,250)
Issuance of shares for employee benefit plans		(30)	(105)
Issuance of debt		5,351	5,239
Repayment of debt		(5,098)	(3,918)
Cash dividends to shareholders		(323)	(273)
Noncontrolling interests and other financing activities		(39)	4
CASH USED FOR FINANCING ACTIVITIES		(1,689)	(1,303)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS		(172)	(67)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		10	(103)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR		374	477
CASH AND CASH EQUIVALENTS AT END OF YEAR		$384	$374